Exhibit 99.1

Pier 1 Imports, Inc. Reports September Comparable Store Sales

FORT WORTH, Texas--(BUSINESS WIRE)--Pier 1 Imports, Inc. (NYSE:PIR) reported that comparable store sales for the five-week period ended October 4, 2008 declined 11.7 percent, primarily the result of a decline in traffic during the month of September of 8 percent.

Alex W. Smith, the Company’s President and Chief Executive Officer, said, “Given the unprecedented events in the financial markets over the past few weeks, we wanted to provide additional information concerning our performance. As we previously indicated, our ability to improve our profitability for the rest of the fiscal year would be contingent on driving traffic levels that were at least neutral to last year. Clearly, growing consumer concerns and the effects of extreme weather took a toll on our September sales results. If we continue to experience traffic levels like those seen in recent weeks, we will not meet the current consensus for earnings expectations for the back half of the fiscal year.

“Despite the sharp decline in traffic in September, our underlying business remained strong. We continued to experience strong conversion rates and were able to achieve merchandise margin rates in September that were in line with our expectations. In terms of liquidity, as of the end of August, we had over $191 million in cash and short term investments and had $117 million in availability on our line of credit.

“As we head into the holiday season, we are confident that our diligent efforts to cut costs and improve efficiencies, coupled with our strong balance sheet, have us well-positioned to address the challenges presented during this period of consumer uncertainty and well into the future. We will continue to focus on balancing profitable sales, merchandise margin dollars and inventory levels, and will adjust our tactics as necessary to meet the changing sales trends throughout the rest of the fiscal year.”

Events

The Company will host a store tour for investors and analysts on Tuesday, November 18, 2008. More information about the event will be posted on the investor relations page of the Company’s website. The Company’s third quarter results for the period ended November 29, 2008 will be reported on December 18, 2008, and the Company will conduct its third quarter conference call on that date.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s annual report filed on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400